Power of Attorney

WHEREAS, the undersigned, as a result of his service as a Director of Pioneer Companies, Inc., a Delaware corporation (the Company) from time to time has an obligation to file reports of changes in his beneficial ownership of the common stock of the Company with the Securities and Exchange Commission (the Commission) pursuant to the Securities Exchange Act of 1934, as amended (the Exchange
Act)and the rules and regulations of the Commission promulgated thereunder, and intends to seek the assistance of certain representatives of the Company in the preparation and filing of such reports;
NOW, THEREFORE, the undersigned hereby constitutes and appoints Michael Y. McGovern and Gary L. Pittman, or either of them(with full power to each of them to act alone)his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file reports on Form 4 and Form 5 under the Exchange Act, as adopted by the Commission, with the Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the 1st day of April, 2006.

/s/ Charles L. Mears
Charles L. Mears